UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2014

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Seven Arts Entertainment Inc.

(Exact name of registrant as specified in its charter)

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Nevada	001-34250	45-3138068
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8439 Sunset Boulevard, 4th Floor, West Hollywood, CA 90069

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323 372 3080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

On February 12, 2014, we announced a 1-for-100 reverse split of our common stock effective as of 6:00 p.m. EST on February 12, 2014.

The reverse split will combine and convert every one hundred shares of Seven Arts’ outstanding common stock into one share of new common stock. Resulting fractional shares will round up to the next whole share. This will enable Seven Arts to continue its long-standing debt reduction program through the conversion of certain debt into equity.

Approximately 3,749,439 outstanding shares of common stock are expected after completion of the reverse split, and will trade under the new CUSIP number 81783N508 and under the trading symbol “SAPXD” and will revert to the historic trading symbol of “SAPX” after twenty trading days.

In connection with the reverse split, Seven Arts reduced the number of authorized shares of its common stock using the same 1-for-100 ratio. However, the number of authorized shares of its capital stock did not change. The Board of Directors then designated the resulting shares of Seven Arts’ unallocated capital stock as authorized common stock, which resulted in an aggregate of 499 million authorized shares of common stock.

Prior to the reverse split and common stock allocation, Seven Arts did not have sufficient unissued and unreserved shares of common stock to continue its debt reduction program.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Seven Arts Entertainment Inc.

February 12, 2014	By:	/s/ Kate Hoffman
Kate Hoffman

Chief Executive Officer